Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Record quarterly and full year sales in Performance Chemicals and Fuel Specialties

Continued sequential sales and operating income growth in Oilfield Services

$68.8 million net cash generated in the quarter from operations; Net cash position improves to $141.7 million

New share repurchase program up to $50.0 million

GAAP EPS $0.96 and adjusted non-GAAP EPS $1.30

Englewood, CO – February 15, 2022 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2021.

Total revenues for the fourth quarter were $413.2 million, an increase of 33 percent from $310.8 million in the corresponding period last year.

Net income for the quarter was $23.9 million or 96 cents per diluted share, compared to $22.6 million or 91 cents per diluted share for the fourth quarter of 2020. EBITDA for the quarter was $44.8 million compared to $40.2 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the fourth quarter was $1.30 per diluted share, compared to $1.27 per diluted share a year ago.

Innospec generated significant cash from operating activities of $68.8 million before capital expenditures of $11.7 million in the quarter. Innospec closed the year with net cash of $141.7 million, a substantial improvement on its position of $89.2 million at the end of the third quarter. The Company paid its semi-annual dividend of 59 cents per common share in the quarter and today announced a $50.0 million share repurchase program.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended December 31, 2021			Quarter ended December 31, 2020
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$32.7	$23.9	$0.96	$29.1	$22.6	$0.91

Amortization of acquired intangible assets	3.6	2.9	0.12	3.7	3.0	0.12
Foreign currency exchange losses	3.6	2.6	0.10	1.7	1.3	0.05
Tax on closure of legacy operations	—	2.2	0.09	—	—	—
Legacy costs of closed operations	0.5	0.4	0.02	1.4	1.1	0.04
Adjustment of income tax provisions	—	0.2	0.01	—	0.2	0.01
Change in UK statutory tax rate	—	(0.1)	—	—	0.1	—
Acquisition related costs	—	—	—	4.2	3.3	0.13
Restructuring charge	—	—	—	0.2	0.2	0.01

	7.7	8.2	0.34	11.2	9.2	0.36

Adjusted non-GAAP amounts	$40.4	$32.1	$1.30	$40.3	$31.8	$1.27

For the full year, total revenues of $1.48 billion increased 24 percent from $1.19 billion in the prior year. Net income for 2021 was $93.1 million or $3.75 per diluted share compared to the prior year net income of $28.7 million, or $1.16 per diluted share. EBITDA for the year was $178.2 million up 64 percent from $108.9 million in 2020. Special items decreased net income for the full year by $26.2 million, or $1.05 per diluted share; and in 2020, similar items decreased net income by $51.0 million, or $2.06 per diluted share.

	Year ended December 31, 2021			Year ended December 31, 2020
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$134.4	$93.1	$3.75	$39.7	$28.7	$1.16

Amortization of acquired intangible assets	14.7	11.7	0.47	16.3	12.9	0.52
Change in UK statutory tax rate	—	7.3	0.29	—	2.7	0.11
Legacy costs of closed operations	3.4	2.7	0.11	2.5	2.0	0.08
Tax on closure of legacy operations	—	2.2	0.09	—	—	—
Foreign currency exchange losses/(gains)	1.5	1.1	0.04	(2.0)	(1.6)	(0.06)
Acquisition related costs	0.9	0.7	0.03	4.2	3.3	0.13
Adjustment of income tax provisions	—	0.5	0.02	—	(0.5)	(0.02)
Restructuring charge	—	—	—	21.3	17.0	0.69
Impairment of acquired intangible assets	—	—	—	19.8	15.2	0.61

	20.5	26.2	1.05	62.1	51.0	2.06

Adjusted non-GAAP amounts	$154.9	$119.3	$4.80	$101.8	$79.7	$3.22

Commenting on the fourth quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This quarter marks a strong finish to a year in which our business teams managed through tight supply-chain, labor and inflationary challenges to deliver record quarterly sales. Aligned with good control of overhead expenses, we believe we are entering 2022 well positioned for continued operating income growth and margin expansion in all businesses.

Performance Chemicals again achieved record quarterly sales which drove a 16 percent increase in operating income over the prior year. We are executing on our plan for approximately $70 million in organic growth investments through 2023 to meet existing customer demand for our premium personal and home care technologies. Based on this customer demand and our associated organic investment we expect high single-digit annual volume growth over the medium term along with continued margin expansion from further product mix and operating leverage improvements.

Fuel Specialties achieved record quarterly sales up 19 percent on the comparable 2019 pre-COVID quarter despite the lingering impact of the COVID variants on demand. Gross margins ran below our target 32 to 35 percent range primarily due to the continued delay in jet fuel demand recovery and the lag in contract formula price increases which trail raw material cost inflation. As jet fuel demand continues to recover towards pre-COVID levels, and cost inflation moderates, we expect gross margins to return to our target range.

Oilfield Services delivered its sixth consecutive quarter of sales growth and operating margin improvement and a 59 percent sequential increase in operating income. Overall activity levels and market conditions continue to improve in all segments of our Oilfield business. As in the prior quarter, we continue to see opportunities for significant additional operating leverage, which we anticipate will lead to operating income growth and margin expansion in the coming quarters.”

Revenues in Performance Chemicals reached a quarterly record of $138.4 million, up 21 percent from $114.6 million a year ago. Volumes grew 2 percent with a positive price/mix of 21 percent offsetting an adverse currency impact of 2 percent. Gross margins decreased 2.4 percentage points from the same quarter last year to 21.4 percent as our manufacturing facilities slowed over the holiday season and we took some one-off inventory provisions. Operating income for the quarter was $16.9 million, up 16 percent from $14.6 million a year ago. For the full year, revenues were up 23 percent to $525.3 million and operating income increased 29 percent to $70.9 million.

Revenues in Fuel Specialties reached a quarterly record of $179.5 million, up 30 percent from $138.3 million a year ago. Volumes grew 10 percent with a positive price/mix of 22 percent offsetting an adverse currency impact of 2 percent. Gross margins of 27.4 percent were below our expected range and down 4.0 percentage points versus a year ago primarily due to the lag in pricing as raw material costs continue to increase. Operating income for the quarter was $25.7 million, up 1 percent from $25.5 million a year ago. For the full year, revenues were up 21 percent to $618.3 million and operating income increased 24 percent to $104.6 million.

Revenues in Oilfield Services were $95.3 million, up 65 percent from $57.9 million a year ago. Gross margins increased 0.8 percentage points from the same quarter last year to 35.9 percent. Operating income increased $4.1 million to $4.3 million. For the full year, revenues were up 33 percent to $339.8 million and operating income increased $19.9 million to $10.4 million.

Corporate costs for the quarter were $13.2 million compared with $10.7 million a year ago, due mainly to higher compensation accruals.

The full year effective tax rate was 30.7 percent compared to 27.7 percent in 2020. The adjusted effective tax rate was 22.7 percent compared to 23.5 percent last year as a consequence of the geographical location of taxable profits.

For the quarter cash from operations after net capital expenditure was $59.6 million compared to $50.2 million a year ago. For the full year, cash from operations after net capital expenditure was $57.0 million compared to $116.2 million in 2020. As of December 31, 2021, Innospec had net cash of $141.7 million compared to net cash of $104.7 million a year ago.

Mr. Williams concluded,

“We believe that Innospec’s excellent fourth quarter performance leaves us well positioned for continued improvement in 2022. We exit the year with record quarterly sales and an outlook that we feel is favorable to further sales growth and margin expansion in all our businesses. We remain focused on working with our customers and suppliers to navigate the expected continuation of supply chain and inflationary challenges. Price actions have been announced in all businesses in the first quarter of 2022, and in parallel we continue to introduce innovative products which can help offset the impact of higher prices to our customers through enhanced performance.

Cash generation was excellent in the quarter, and our net cash position strengthened to over $140 million. We believe that our strong balance sheet gives us the flexibility to move in parallel on all of our capital allocation priorities which include funding our $70 million growth investment plan in Performance Chemicals, pursuing complimentary acquisitions and continuing our track-record of increasing capital returns to shareholders through dividends and our newly announced $50.0 million share buyback facility.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, change in the UK statutory tax rate, legacy costs of closed operations, tax on closure of legacy operations, foreign currency exchange losses/(gains), acquisition related costs, adjustment of income tax provisions, restructuring charge and impairment of acquired intangible assets. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1900 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it, the rise of variants, the effectiveness, acceptance and distributions of COVID-19 vaccines and the manner in which the pandemic may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2021	2020	2021	2020
Net sales	$413.2	$310.8	$1,483.4	$1,193.1
Cost of goods sold	(300.3)	(219.8)	(1,048.5)	(850.4)

Gross profit	112.9	91.0	434.9	342.7

Operating expenses:
Selling, general and administrative	(69.7)	(54.9)	(267.2)	(237.0)
Research and development	(9.5)	(6.5)	(37.4)	(30.9)
Restructuring charge	—	(0.2)	—	(21.3)
Impairment of intangible assets	—	—	—	(19.8)
Profit on disposal	1.8	—	1.8	—

Total operating expenses	(77.4)	(61.6)	(302.8)	(309.0)

Operating income	35.5	29.4	132.1	33.7
Other (loss)/income, net	(2.4)	—	3.8	7.8
Interest expense, net	(0.4)	(0.3)	(1.5)	(1.8)

Income before income taxes	32.7	29.1	134.4	39.7
Income taxes	(8.8)	(6.5)	(41.3)	(11.0)

Net income	$23.9	$22.6	$93.1	$28.7

Earnings per share:
Basic	$0.97	$0.92	$3.78	$1.17
Diluted	$0.96	$0.91	$3.75	$1.16

Weighted average shares outstanding (in thousands):
Basic	24,716	24,586	24,647	24,563
Diluted	24,888	24,763	24,854	24,779

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2021	2020	2021	2020
Net sales:
Fuel Specialties	$179.5	$138.3	$618.3	$512.7
Performance Chemicals	138.4	114.6	525.3	425.4
Oilfield Services	95.3	57.9	339.8	255.0

	413.2	310.8	1,483.4	1,193.1

Gross profit/(loss):
Fuel Specialties	49.1	43.4	193.2	160.3
Performance Chemicals	29.6	27.3	125.2	103.8
Oilfield Services	34.2	20.3	116.5	80.8
Octane Additives	—	—	—	(2.2)

	112.9	91.0	434.9	342.7

Operating income/(loss):
Fuel Specialties	25.7	25.5	104.6	84.5
Performance Chemicals	16.9	14.6	70.9	54.8
Oilfield Services	4.3	0.2	10.4	(9.5)
Octane Additives	—	—	—	(2.8)
Corporate costs	(13.2)	(10.7)	(55.6)	(52.2)

	33.7	29.6	130.3	74.8
Restructuring charge	—	(0.2)	—	(21.3)
Impairment of intangible assets	—	—	—	(19.8)
Profit on disposal	1.8	—	1.8	—

Total operating income	$35.5	$29.4	$132.1	$33.7

Schedule 2B

NON-GAAP MEASURES	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2021	2020	2021	2020
Net income	$23.9	$22.6	$93.1	$28.7
Interest expense, net	0.4	0.3	1.5	1.8
Income taxes	8.8	6.5	41.3	11.0
Depreciation and amortization:
Fuel Specialties	1.9	1.1	6.0	4.1
Performance Chemicals	5.8	5.3	21.7	20.7
Oilfield Services	3.1	3.2	12.4	15.0
Octane Additives	—	—	—	0.6
Corporate costs	0.9	1.2	2.2	5.2
Impairment of intangible assets	—	—	—	19.8
Impairment of tangible assets	—	—	—	2.0

EBITDA	44.8	40.2	178.2	108.9

EBITDA:
Fuel Specialties	27.6	26.6	110.6	88.6
Performance Chemicals	22.7	19.9	92.6	75.5
Oilfield Services	7.4	3.4	22.8	5.5
Octane Additives	—	—	—	(2.2)
Corporate costs	(12.3)	(9.5)	(53.4)	(47.0)

	45.4	40.4	172.6	120.4
Restructuring excluding impairment of tangible assets	—	(0.2)	—	(19.3)
Profit on disposal	1.8	—	1.8	—
Other (loss)/income, net	(2.4)	—	3.8	7.8

EBITDA	$44.8	$40.2	$178.2	$108.9

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$141.8	$105.3
Trade and other accounts receivable	284.5	221.4
Inventories	277.6	220.0
Prepaid expenses	18.0	14.9
Prepaid income taxes	5.8	4.2
Other current assets	0.4	0.4

Total current assets	728.1	566.2

Net property, plant and equipment	214.4	210.8
Operating lease right-of-use assets	35.4	40.1
Goodwill	364.3	371.2
Other intangible assets	57.5	75.3
Deferred tax assets	6.4	7.6
Pension asset	159.8	118.0
Other non-current assets	5.0	8.2

Total assets	$1,570.9	$1,397.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$148.7	$98.7
Accrued liabilities	166.5	129.8
Current portion of finance leases	0.1	0.5
Current portion of operating lease liabilities	12.4	11.3
Current portion of plant closure provisions	5.2	6.6
Current portion of accrued income taxes	3.7	5.5

Total current liabilities	336.6	252.4

Finance leases, net of current portion	—	0.1
Operating lease liabilities, net of current portion	23.1	28.9
Plant closure provisions, net of current portion	51.3	51.9
Accrued income taxes, net of current portion	30.6	32.4
Unrecognized tax benefits	16.3	16.0
Deferred tax liabilities	60.8	46.9
Pension liabilities and post-employment benefits	17.8	20.5
Other non-current liabilities	1.4	3.4
Equity	1,033.0	944.9

Total liabilities and equity	$1,570.9	$1,397.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31
(in millions)	2021	2020
Cash Flows from Operating Activities

Net income	$93.1	$28.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	42.7	46.0
Impairment of intangible assets	—	19.8
Impairment of tangible assets	—	2.0
Deferred taxes	6.4	(2.5)
Profit on disposal	(1.8)	—
Non-cash movements on defined benefit pension plans	(3.5)	(4.0)
Stock option compensation	4.4	5.8
Changes in working capital	(45.6)	53.0
Movements in accrued income taxes	(3.2)	(10.3)
Movements in plant closure provisions	(1.4)	8.5
Movements in unrecognized tax benefits	0.3	(0.4)
Movements in other assets and liabilities	1.8	(0.7)

Net cash provided by operating activities	93.2	145.9
Cash Flows from Investing Activities

Capital expenditures	(39.1)	(29.7)
Proceeds on disposal of property, plant and equipment	2.9	—

Net cash used in investing activities	(36.2)	(29.7)
Cash Flows from Financing Activities

Non-controlling interest	0.1	0.1
Net repayment of revolving credit facility	—	(60.0)
Repayment of finance leases	(0.6)	(1.1)
Refinancing costs	—	(0.3)
Dividend paid	(28.8)	(25.6)
Issue of treasury stock	10.1	2.2
Repurchase of common stock	(0.8)	(2.1)

Net cash used in financing activities	(20.0)	(86.8)
Effect of foreign currency exchange rate changes on cash	(0.5)	0.2

Net change in cash and cash equivalents	36.5	29.6
Cash and cash equivalents at beginning of year	105.3	75.7

Cash and cash equivalents at end of year	$141.8	$105.3

Amortization of deferred finance costs of $0.4 million (2020 - $0.4 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.